Exhibit 99.1

                CANMAX COMPLETES ACQUISITION
                 OF USCOMMUNICATION SERVICES

  Fast-Growing Niche Provider of Services to Transportation
   Industry Broadens Product Offerings, Opens New Markets

     IRVING, Texas, Feb. 2 -- Canmax Inc. (Nasdaq: CNMX - news), a leading supplier of information and automation solutions to the retail petroleum and convenience store industries, today announced it has completed the acquisition of privately held USCommunication Services, Inc. (USC). The San Diego-based company with operations in 21 states provides telecommunication products and Internet services to the transportation industry.

     The acquisition was completed through a private stock transaction. USC's shareholders received 1.5 million shares of Canmax common stock, plus Canmax has reserved 2.5 million shares for issuance under warrant agreements with exercise prices ranging between $1.25 - $2.00 per share. The acquisition consideration was amended from previously announced levels based upon certain closing adjustments as USC was earlier in its billing cycle than previously estimated.

     James C. Bernet, USC's founder and president, has executed a multi-year employment agreement with Canmax, including warrants to acquire 2.0 million shares of Canmax common stock with exercise prices of $2.00 - $3.00 per share which vest, if at all, upon USC's achievement of specified earnings levels. Bernet will remain president of USC and will join Canmax's board of directors.

     According to Roger D. Bryant, president and chief executive officer of Canmax, the acquisition is the first step in Canmax's previously announced consolidation strategy. "USC is a fast-growing sales and marketing organization," Bryant stated. "Canmax has an experienced management team, operations and customer support infrastructure, and technology. By joining forces, we create exciting growth possibilities through broadening Canmax's traditional market and opening new markets for the products and services of USC."

     Bernet said, "the USC team is excited about merging with the Canmax organization. Together we will undoubtedly increase our ability to service our customers and continue our aggressive expansion plan."

     Canmax, Inc. is the holding company for Canmax Retail Systems, Inc. and USCommunication Services, Inc. The company develops and provides enterprise-wide telecommunications, Internet and technology solutions to the convenience store, retail petroleum and transportation industries, and general telecommunications and Internet services to a broad market.

     This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which represent the company's expectations or beliefs concerning, among other things, future operating results and various components thereof and the adequacy of future operations to provide sufficient liquidity. The company cautions that such matters necessarily involve significant risks and uncertainties that could cause actual operating results and liquidity needs to differ materially from such statements, including, without limitation: (i) user acceptance of Windows NT as an operating system, (ii) concentration of revenues in one customer and Canmax's relationship with such customer, (iii) the ability of Canmax to manage its growth, (iv) Canmax's need for additional financing to fund product development, marketing and related support services, and acquisitions,
(v) future technological developments and product acceptance, (vi) intense price and product competition within the industry, (vii) future operating results and continued growth of USC's business and (viii) other risks indicated herein and in filings with the commission.